Exhibit 10(qq)

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Directors of Marshall & Ilsley Corporation (“M&I” or the “Company”) who are not employees are paid a retainer fee of $24,000 per year. In addition, non-employee directors receive a fee of $1,500 for each Board meeting which they attend and $1,000 for each committee meeting which they attend. The chairs of the Audit, Compensation and Human Resources, Nominating and Corporate Governance, and Retirement Investment Committees are paid a retainer fee of $5,000 per year. Mr. Urdan is also paid $5,000 per year to act as presiding director at the non-management executive sessions of the Board. M&I has established a deferred compensation plan for its directors. Under such plan, all or part of the fees received by a director may be deferred at the election of the director. Amounts deferred may be allocated to one of two accounts as selected by the participating director: (i) a Company common stock (the “Common Stock”) account or (ii) a cash account, earning interest at a rate equal to that earned on U.S. Treasury Bills with maturities of 13 weeks. Payment of benefits from the Common Stock account is made in shares of Common Stock. The deferred compensation plan also allows directors to defer the receipt of shares issued upon the exercise of stock options, but only to the extent allowable under Section 409A of the Code. Deferred amounts are payable to a participating director at the election of the participating director. The election choices for 2005 plan year deferrals range from lump sum distribution after termination to five or ten annual installments after termination of service. Messrs. Jacobs, Johnson, Kellner, Mellowes, Meyer, O’Toole, Schaefer and Urdan elected to defer compensation under the plan during 2004. Directors of M&I who are also directors of subsidiaries of M&I receive compensation from such subsidiaries in varying amounts based on the director compensation schedule of such subsidiaries. Directors of subsidiaries of M&I may also elect to defer compensation under the plan.

Directors of M&I who are not employees of M&I or its subsidiaries also participate in the Company’s stock option plans. On the date of each Annual Meeting of Shareholders, each participant in the plan elected or re-elected as a director at such Annual Meeting receives an option for that number of shares of Common Stock equal to the multiple of 5,000 and the number of years in the term to which such participant has been elected. In addition, a participant who is appointed to fill a vacancy on the Board of Directors, or a director who becomes a participant because such director ceases to be employed by the Company or its subsidiaries, will receive, on the date of the next Annual Meeting, an option for that number of shares of Common Stock equal to a multiple of 5,000 and the number of years remaining in such participant’s term as a director of the Company. Under the terms of this plan, the option price per share will not be less than 100% of the fair market value of the shares on the date the option is granted, the options will not be exercisable more than 10 years after the date of grant, and the options will terminate no later than three years after the participant ceases to be a director of the Company for any reason. Such options may be exercised at any time after they are granted. The exercise price of an option may, at the participant’s election, be paid in cash or previously owned shares of Common Stock or a combination thereof.

M&I allows directors and their spouses incidental use of Company aircraft for personal purposes. Under this incidental use arrangement, the director and the director’s spouse are, on occasion, allowed to use otherwise unoccupied space on Company aircraft for a flight which was otherwise scheduled.